EXHIBIT 10.z

SEVERANCE AGREEMENT
Dated as of December 1, 2003 between
Bell Industries, Inc., a California corporation
(the “Company”), and Russell A. Doll (“Executive”)

     This Agreement sets forth the severance compensation, which the Company agrees it will pay Executive if Executive’s employment with the Company should terminate for any reason other than for “Cause”.

1.	Severance Compensation upon Termination of Employment. If the Company shall terminate Executive’s employment other than by reason of death, Disability, Retirement or Cause, or Executive shall terminate his employment for Good Reason, then the Company shall pay to Executive as severance pay, in cash, on the fifth business day following the date of termination, an amount equal to Executive’s base compensation (excluding any bonuses, stock option grants, stock grants, fringe benefits and like compensations) paid Executive during the twelve months immediately preceding the month Executives’ employment is terminated.

2.	Limitation of Payment of Severance. Notwithstanding the provisions of Section 1, no severance compensation shall be payable to Executive hereunder in the event Executive is receiving, or is entitled to receive, severance compensation after a change-in-control of the Company under either of the Severance Compensation Agreement dated April 20, 1998 (as amended February 3, 1999) or the Severance Compensation Agreement dated June 16, 1999, each between the Company and Executive.

3.	Certain Definitions.

a.	Disability. The term “Disability” shall mean that as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from his duties with the Company on a full-time basis for six months.

b.	Retirement. The term “Retirement” shall mean termination by the Company or Executive of Executive’s employment based upon Executive having reached the age of 70 or such other age as shall have been fixed in any arrangement established with Executive’s consent.

c.	Cause. The term “Cause” shall mean (i) the willful and continued failure by Executive to substantially perform his duties as an employee or (ii) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise. For purpose of the foregoing sentence, no act or failure to act shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interests of the Company.

d.	Good Reason. The term “Good Reason” shall mean a reduction in Executive’s base pay without Executive’s written consent unless such reduction is in a percentage amount equal to, or less than, the base pay reduction applicable to all of the Company’s executive officers of equal or greater position.

4.	No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided hereunder be reduced by any compensation earned by Executive after his termination.

5.	Legal Fees. The Company shall pay all legal fees, costs of litigation and other expenses incurred in good faith by Executive as a result of the Company’s refusal to make the severance payment to which Executive becomes entitled hereunder or as a result of the Company’s contesting the validity, enforceability or interpretation of this Agreement or of Executive’s right to benefits; provided, however, that if the Company is the prevailing party, it shall be obligated to pay only its own legal fees and costs, witness fees and court costs.

6.	Arbitration. Either the Company or Executive shall have the right to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Los Angeles, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including fees and expenses of counsel for Executive, shall be borne by the Company; provided, however, that if the Company is the prevailing party, it shall be obligated to pay only one-half of the arbitrator’s fees and expenses and each party shall pay its own legal fees and costs.

7.	Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by US registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Bell Industries
1960 E. Grand Ave., Suite 560
El Segundo, CA 90245
Attn: President

If to Executive:

Russell A. Doll
9542 James Circle
Villa Park, CA 92861

or such other address as either party may have furnished the other, except that notices of change of address shall be effective only upon receipt.

8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument.

9.	Confidentiality. Executive shall retain in confidence any and all confidential information known to Executive concerning the Company and its business so long as such information in not publicly disclosed.

10.	Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. Any failure to obtain such an agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate his employment for Good Reason.

11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have signed this Agreement in Los Angeles, California as of the date first above written.

Bell Industries,Inc.
By:	/s/ Tracy A. Edwards
Tracy A. Edwards, President

Executive
By:	/s/ Russell A. Doll
Russell A. Doll

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